    Exhibit 10.1

ALLIANT ENERGY DEFINED CONTRIBUTION

SUPPLEMENTAL RETIREMENT PLAN

(Effective January 1, 2006)

i

ARTICLE 1

BACKGROUND AND APPLICABILITY

The Plan is designed to attract, retain and motivate key executives and employees by providing competitive retirement benefits. It provides a supplemental “defined contribution” type accrual for designated executives. Separately, the Employer previously established individual agreements with selected executives that provide supplemental retirement benefits on the basis of a “defined benefit” type formula. It is not intended that an executive be covered by both a “DB SRP” and this “DC SRP” Plan.

ARTICLE 2

DEFINITIONS

When the following words or phrases are used herein, they shall have the meanings set forth below unless otherwise specifically provided:

2.1 Affiliate. A business organization that is under common control with the Company, as determined under Sections 414(b) and (c) of the Code.

2.2 Beneficiary. The beneficiary or beneficiaries designated in writing by the Participant on the form provided in Appendix A or, in default of such designation or the failure of any designated beneficiary to survive the Participant, the Participant’s estate.

2.3 Code. The Internal Revenue Code of 1986, as from time to time amended.

2.4 Company. Alliant Energy Corporate Services, Inc., and any successor or successors thereto.

2.5 Continuous Employment. A Participant’s last continuous period of employment with the Company and Affiliates immediately preceding the Participant’s Retirement.

2.6 Continuous SRP Employment. The Participant’s Continuous Employment disregarding any period prior the effective date he or she became a Participant.

2.7 Disabled. The Participant both (i) has satisfied (and continues to satisfy) the requirements for receiving disability benefits under the terms of the Company’s long-term disability plan and is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and (ii) has satisfied the definition of “disability” under Section 409A of the Code.

2.8 Earnings. The Participant’s base salary, bonus and/or annual incentive pay for personal services rendered to the Affiliates from and after becoming a Participant. The Participant’s base salary shall be treated as Earnings in the period in which it would have been payable, regardless of any deferral elections. The Participant’s bonus and/or annual incentive pay shall be treated as Earnings in the calendar year in which it is earned, regardless of when it is paid. In the event the effective date of participation is not the beginning of a calendar year, any compensation that applies to a portion of the year during which the officer was not a Participant shall be excluded from Earnings, calculated on a pro rata basis by full weeks.

2.9 Employer. The Company, Alliant Energy Corporation, and each Affiliate of the Company with at least one employee who is a Participant.

2.10 ERISA. The Employee Retirement Income Security Act of 1974, as from time to time amended.

2.11 Participant. Any officer of the Company or an Affiliate who is so designated by the Plan Administrator.

2.12 Plan. The Alliant Energy DC Supplemental Retirement Plan, as set forth herein, and as from time to time amended.

2.13 Plan Administrator. The Compensation and Personnel Committee of the Board of Directors of the Alliant Energy Corporation.

2.14 Retirement and/or Retires. The voluntary Separation from Service by the Participant after the Participant has attained age 62 with at least 5 years of Continuous SRP Employment or has attained age 55 with at least 5 years of Continuous SRP Employment and at least 10 years of Continuous Employment immediately preceding the Participant’s Retirement. A Participant shall not have a Retirement if the Separation from Service is imposed by the Employer, whether before or after the Participant has satisfied the age and service requirements.

2.15 Separation from Service. With respect to the term “Separation from Service”:

(a) Separation from Service means a Participant’s termination of employment or, if the Participant continues to provide services following such termination, such later date as is considered a separation from service from the Company and its 409A affiliates within the meaning of Section 409A of the Code. Specifically, if a Participant continues to provide services to the Company or a 409A affiliate in a different capacity (i.e., a former employee becomes a director or an independent contractor or a former director becomes an employee or an independent contractor), such shift in status is not automatically a Separation from Service, subject to Treas. Reg. section 1.409A-1(h)(5) among other provisions.

(b) For purposes of the Plan, a Participant’s termination of employment shall occur when the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its 409A affiliates (whether as an employee, a director or an independent contractor) or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee, director or independent contractor) for the Company and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Notwithstanding the foregoing, if a Participant takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Participant will not be deemed to have incurred a termination of employment for the first 6 months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a termination of employment.

(c) For purposes of the Plan, the term “409A affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code, provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

ARTICLE 3

ADMINISTRATION

3.1 Powers and Duties. Full power and authority to construe, interpret, and administer this Plan is vested in the Plan Administrator. In particular, the Plan Administrator shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures, as it deems necessary or desirable to the efficient administration of the Plan. The Plan Administrator’s determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan. The Plan Administrator shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Plan Administrator shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious.

3.2 Delegation. The Plan Administrator may delegate part or all of its duties to any person or persons, and may from time to time revoke such authority and delegate it to another person or persons. Each such delegation to a person who is not an employee of the Company or an Affiliate will be in writing, and a copy will be furnished to the person to whom the duty is delegated, who will file a written acceptance with the Plan Administrator. Any delegate’s duty will terminate upon revocation of such authority by the Plan Administrator, upon withdrawal of such person’s acceptance or, in the case of a delegate who is an employee of the Company or an Affiliate, upon the termination of such employment. Any person to whom administrative duties are delegated may, unless the delegation provides otherwise, similarly delegate part or all of such duties to another person.

ARTICLE 4

AMOUNT OF BENEFITS AND VESTING

4.1 Participant’s Benefit. A Participant’s benefit from the Plan shall be the value of a bookkeeping account determined as follows:

(a) As of each December 31, the account shall be credited with 12% of the Participant’s Earnings for that calendar year; and

(b) As of each December 31, the account shall be credited with the positive or negative deemed investment return on the balance of the account at the beginning of the calendar year less any distributions during the year, based on the calendar year’s investment results for the Equity Account under the Alliant Energy Deferred Compensation Plan; and

(c) The account shall be debited with any distributions hereunder.

In the event a Participant is Disabled, allocations under (a) above shall continue during the period the Participant is Disabled until attainment of age 65, based on the Participant’s annual Earnings for the calendar year prior to the year in which the Participant became Disabled. For the calendar year in which the Participant incurs a Separation from Service and commences benefits pursuant to Section 5.1 or 5.2, two investment periods shall be recognized under (b) above, one for the portion of the year from January 1 through the end of the month prior to the distribution and the second for the remainder of the calendar year.

4.2 Vesting. The amount of the benefits in Section 4.1 shall be payable only in the event the Participant Retires, becomes Disabled, or dies while a Participant actively employed with the Employer. If the Participant is discharged by the Employer for any reason or if the Participant’s employment with the Employer terminates in a circumstance other than as provided in the preceding sentence, the Participant shall forfeit any and all rights to receive benefits under the Plan. In addition, the Participant shall be eligible for benefits under the Plan only while holding the position of an officer of the Employer. Except for benefits due to being Disabled for which the requirement is holding the position of an officer as of the commencement of the Disabled status, if a Participant ceases to hold such a position prior to the Participant’s Separation from Service, the Participant shall forfeit any and all rights to receive benefits under the Plan unless the Participant Retires within 30 days after the loss of such position. Notwithstanding the foregoing, the 30-day window may be extended by the Chief Executive Officer of the Company (or the Plan Administrator if the Participant is the Chief Executive Officer prior to the loss in status).

ARTICLE 5

PAYMENT OF BENEFITS

5.1 Payment of Participant’s Benefits. Except for benefits for a Disabled or deceased Participant, the time and form of payments hereunder shall be as follows:

(a) The form of payment shall be 5 annual installments, with 20% of the amount of the Participant’s benefit being the first annual installment, with the remaining account balance being credited with deemed investment return pursuant to Section 4.1 and in each of the following four Januarys following the Participant’s Separation from Service additional payments being made of 25%, 33  1/3%, 50% and 100%, respectively, of the then-value of the remaining account.

(b) The commencement of payment shall be the first day of the month following the Participant’s Separation from Service, provided, however, that all such payments otherwise due during the first 6 months following the Separation from Service shall be delayed until the first day of the 7th month following the month in which the Participant’s Separation from Service occurs.

Notwithstanding the foregoing, a lump sum payment of the Participant’s remaining account balance shall be made in the event that (A) the Participant’s benefit as of any payment date above does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the calendar year in which such payment is made and (B) the Participant does not have any benefit entitlement under any other nonqualified deferred compensation plan as defined in Section 409A of the Code maintained by the Company or any Affiliate.

5.2 Disabled Participants. For any Participant who is Disabled and remains Disabled until attainment of age 65, the time and form of payments hereunder shall be consistent with Section 5.1 treating attainment of age 65 as the Participant’s Separation from Service for purposes of applying Section 5.1.

5.3 Payment of Beneficiary’s Benefits. In the event of the death of a Participant receiving benefits pursuant to Section 5.1, the installment payments shall continue to be made in the same fashion to the Beneficiary. In the event the death of a Participant is the Participant’s Separation from Service and the Participant is vested pursuant to Section 4.2, the Beneficiary’s benefit shall be the account balance under Section 4.1 and shall be paid in a lump sum within 45 days of the Participant’s death, but neither the Participant nor the Beneficiary may directly or indirectly designate the taxable year of payment if the period includes two taxable years.

5.4 Facility of Payment. An Employer may make payments due to a legally incompetent person in such of the following ways as the Plan Administrator shall determine:

(a) directly to such person;

(b) to the legal representative of such person; or

(c) to a near relative of such person to be used for the person’s benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer’s liability for the making of such payment.

ARTICLE 6

CLAIMS PROCEDURE

6.1 Decisions on Claims. If a claim for benefits is denied, the Plan Administrator shall furnish to the claimant within 60 days after its receipt of the claim a written notice which:

(a) specifies the reasons for the denial;

(b) refers to the pertinent provisions of the Plan on which the denial is based;

(c) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary; and

(d) explains the claim review procedures.

6.2 Review of Denied Claims. Upon the written request of the claimant submitted within 60 days after his or her receipt of such written notice, but in no event more than 180 days after the latest date that the payment in dispute should have been paid, the Plan Administrator shall afford the claimant a full and fair review of the decision denying the claim and, if so requested, permit the claimant to review any documents which are pertinent to the claim, permit the claimant to submit issues and comments in writing, and afford the claimant an opportunity to meet with appropriate representatives of the Plan Administrator as a part of the review procedure. Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Plan Administrator shall notify the claimant in writing of its decision and the reasons for its decision and shall refer the claimant to the provisions of the Plan which form the basis for its decision.

ARTICLE 7

FUNDING

This Plan is intended to be “unfunded” for the purposes of the Code and Title I of ERISA; however, nothing herein shall prevent an Employer, in its sole discretion, from establishing a trust of the type commonly known as a “rabbi trust” to assist it in meeting its obligations under the Plan.

ARTICLE 8

AMENDMENT AND TERMINATION

The Plan Administrator may amend or terminate this Plan at any time and for any reason; provided, that no amendment or termination of the Plan shall alter a Participant’s right to receive payment of accrued benefits to which the Participant was vested prior to the date of amendment.

ARTICLE 9

GENERAL PROVISIONS

9.1 Status of Participants. Each Participant and Beneficiary shall be a general unsecured creditor of his or her Employer with respect to amounts payable hereunder, this Plan constituting a mere promise by the Employers to make benefit payments in the future. A Participant’s or Beneficiary’s right to receive payments under the Plan are not subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, or garnishment by the creditors of the Participant or the Participant’s Beneficiaries.

9.2 No Guaranty of Employment. The establishment of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer’s right to terminate the employment of any of its employees, with or without cause.

9.3 Delegation of Authority. Whenever, under the terms of this Plan, an Employer is permitted or required to do or perform any act, it shall be done or performed by the Board of Directors of the Employer, by any duly authorized committee thereof, or by any officer of the Employer duly authorized by the articles of incorporation, bylaws, or Board of Directors of the Employer.

9.4 Legal Actions. No Participant, Beneficiary, or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law. Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.

9.5 Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Wisconsin, except to the extent the same are preempted by ERISA or other federal law.

9.6 Rules of Construction. Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or section.

9.7 Expenses of Administration. All expenses and costs incurred in connection with the administration or operation of the Plan shall be paid by the Employers and/or any trust of the type described in Article 7.

9.8 Indemnification. Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, and by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

9.9 Additional Provisions under Section 409A and Other Laws.

(a) If an amount or the value of a benefit under the Plan is required to be included in a Participant’s or Beneficiary’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of the Plan (or any other arrangement required to be aggregated with the Plan under Section 409A of the Code) to comply with Section 409A of the Code, then the Participant shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Plan fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Participant’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b) If any payment or the provision of any benefit required under the terms of the Plan would jeopardize the ability of an Employer to continue as a going concern, the Employer shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of the Employer to continue as a going concern.

(c) If any payment or benefit due pursuant to the Plan would violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the payment or the provision of the benefit shall be delayed under the earliest date on which making such payment or providing such benefit would not violate such law. In addition, the Plan Administrator may restrict the transferability of any shares of Company Stock that are distributed pursuant to the Plan, legend any certificate evidencing any such shares, and place a stop order in respect of such shares, to the extent it reasonably determines that such action is necessary to ensure compliance with any applicable securities or exchange law, regulation, or other requirement.

(d) The Company and the Participants intend the terms of the Plan to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of the Plan shall be interpreted in a manner which avoids a violation of Section 409A of the Code.

(e) To avoid an additional tax on payments that may be payable or benefits that may be provided under the Plan and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Participant must make a reasonable, good faith effort to collect any payment or benefit to which the Participant believes the Participant is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under the Plan, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

ALLIANT ENERGY DC SUPPLEMENTAL RETIREMENT PLAN

BENEFICIARY DESIGNATION

APPENDIX A

Officer Name:

(Please Print)

In the event of my death, the following person(s) is (are) to receive any benefits payable to my Beneficiary under the Alliant Energy DC Supplemental Retirement Plan.

Note: If more than one primary beneficiary is indicated, the benefits will be split among them equally. If you desire to provide for a distribution of benefits among primary beneficiaries on other than an equal basis, please attach a sheet explaining the desired distribution in full detail. If the primary beneficiary(ies) is (are) no longer living, the secondary beneficiary(ies) will receive the benefits, in a similar manner as described above for the primary beneficiary(ies).

PRIMARY BENEFICIARY

Last Name	First Name	M.I.	Relationship
Street Address	City	State	Zip Code

If a trust or other arrangement is the designated beneficiary, include name, address and date of arrangement below:

Name	Address	Date

SECONDARY BENEFICIARIES

Last Name	First Name	M.I.	Relationship
Street Address	City	State	Zip Code
Last Name	First Name	M.I.	Relationship
Street Address	City	State	Zip Code

             For additional beneficiaries, check here and attach additional sheet of paper.

The beneficiary designation takes effect in accordance with the provisions of the Plan. I reserve the right to rescind or change beneficiary designations at any time prior to my death.

Received by Alliant Energy Corporation
Date	Officer Signature	Date	By

To record the adoption of the Plan as set forth above, the undersigned has executed this document this                  day of October, 2008, for and on behalf of the Company.

ALLIANT ENERGY CORPORATE SERVICES, INC.

By________________________________________
As its______________________________________

ATTEST:________________________________________
As its___________________________________________